Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219
TONYA MITCHEM GRINDON, SHAREHOLDER
Direct Dial: 615.726.5607	PHONE: 615.726.5600
Direct Fax: 615.744.5607
E-Mail Address: tgrindon@bakerdonelson.com	www.bakerdonelson.com

July 26, 2017

Community Healthcare Trust Incorporated

3326 Aspen Grove Drive, Suite 150

Franklin, TN  37067

Re:                             Sale of up to 4,887,500 Shares of Common Stock under Registration Statement on Form S-3 (File No. 333-213614)

Ladies and Gentlemen:

We have acted as counsel for Community Healthcare Trust Incorporated, a Maryland corporation (the “Company”), in connection with the offering (the “Offering”) of up to 4,887,500 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), inclusive of up to 637,500 shares of Common Stock subject to an over-allotment option, pursuant to the prospectus supplement (the “Prospectus Supplement” and together with the Base Prospectus (as defined below), the “Final Prospectus”) relating to the Registration Statement on Form S-3 (the “Registration Statement”), file number 333-213614 (as the same may be amended and supplemented, and including the accompanying base prospectus, dated September 26, 2016 (the “Base Prospectus”)), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”), to be issued and sold by the Company pursuant to the Underwriting Agreement, dated July 20, 2017, among Sandler O’Neill & Partners, L.P., Evercore Group L.L.C. and SunTrust Robinson Humphrey, Inc., as representatives of the underwriters named therein, the Company and Community Healthcare OP, LP, a Delaware limited partnership (the “Underwriting Agreement”).  This opinion is being filed pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.             The Registration Statement;

2.             The Final Prospectus;

3.             The charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4.             The bylaws of the Company, as amended, certified as of the date hereof by an officer of the Company;

5.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.             Resolutions adopted by the Board of Directors (the “Board”) of the Company and by the Pricing Committee of the Board, which relate to, among other matters, the Final Prospectus, the Registration Statement and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

7.             A certificate executed by an officer of the Company, dated as of the date hereof; and

8.             Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certificate or photostatic copies and the authenticity of the originals of such latter documents.

We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion expressed herein.

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the issuance of the Shares has been duly authorized, and, when issued, sold, delivered and paid for in the manner described in the Underwriting Agreement and the Final Prospectus, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, as filed with the Commission on July 26, 2017, and to the reference to our firm under the heading “Legal Matters” in the Final Prospectus that is a part of the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Very truly yours,

BAKER, DONELSON, BEARMAN,
CALDWELL & BERKOWITZ,
a professional corporation

By:	/s/ Tonya Mitchem Grindon
Tonya Mitchem Grindon
Authorized Signatory